Exhibit 99.1

News Corporation Completes Reincorporation to United States

Shares To Begin Trading on Regular-Way Basis on NYSE

SYDNEY, Australia, November 12, 2004—News Corporation today announced that it had completed its reincorporation from Australia to the United States.  News Corporation, a Delaware corporation, is now the parent company of the News Corporation group of companies.

Beginning today, News Corporation’s primary share listing will be on the New York Stock Exchange, under the ticker symbols NWS for Class B (Voting) Common Stock and NWS.A for Class A (Non-voting) Common Stock, and the shares will trade on a regular-way basis.

CHESS Depositary Interests, each representing one share of Class B Common Stock or Class A Common Stock, will trade on the Australian Stock Exchange under the ticker symbols NWS and NWSLV, respectively, on a deferred-settlement basis until November 18 and thereafter on a normal basis.

News Corporation also expects to obtain a secondary listing on the London Stock Exchange by the end of this month.

News Corporation had total assets as of September 30, 2004 of approximately US$52 billion and total annual revenues of approximately US$22 billion.  News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other.  The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.

Contacts:

Media: Andrew Butcher 212-852-7070

Investors: Reed Nolte 212-852-7092

Sydney: Greg Baxter 02-9288-3242